Exhibit 99.1

Contact:
FOR IMMEDIATE RELEASE	Charles M. Fleischman President Digene Corporation (301) 944-7000 www.digene.com

Investor Relations: Lanie Fladell/Lauren Levine Media: Dan Budwick Morgen-Walke Associates (212) 850-5600

DIGENE ANNOUNCES ASSIGNMENT BY INSTITUT PASTEUR OF CROSS LICENSE

GAITHERSBURG, MD, June 6, 2002 – Digene Corporation (Nasdaq:DIGE) announced today that it was notified by Institut Pasteur that Institut Pasteur had transferred to F. Hoffmann-La Roche Ltd. (Roche) the HPV intellectual property estate of Institut Pasteur. Such transfer includes the cross license agreement pursuant to which Digene granted a license under its U.S. and foreign patents relating to HPV types 35, 43 and 56 and has a license to U.S. and foreign patents relating to HPV types 33, 39 and 42. The transaction between Institut Pasteur and Roche does not include rights to Digene’s intellectual property relating to HPV types 52, 58 and 68 or U.S. patent 5,057,411 (Type-Specific Papillomavirus DNA Sequences and Peptides) and other HPV-related intellectual property.

Digene Corporation (Nasdaq: DIGE), based in Gaithersburg, Maryland, develops, manufactures and markets proprietary DNA and RNA testing systems for the screening, monitoring and diagnosis of human diseases. The Company has developed and is commercializing its patented Hybrid Capture® products in three areas: women’s cancers and infectious diseases, blood viruses, and genomics and pharmaceutical research. Digene’s primary focus is in women’s cancers and infectious diseases where the Company’s lead product is the only FDA approved test for human papillomavirus, or HPV, which studies show is the cause of greater than 99% of cervical cancer cases. The Digene HPV Test is approved in the U.S. as an adjunct to the Pap test for cervical cancer screening and is being marketed in selected countries as a primary cervical cancer screen either in conjunction with or separate from the Pap test. This test is not approved for use as a primary cervical cancer screen in the U.S. The Company’s product portfolio also includes DNA tests for the detection of other sexually transmitted infections, including chlamydia and gonorrhea, and tests for blood viruses. Please visit our website at: www.digene.com. For more information on HPV testing, please visit: www.thehpvtest.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of the future as there are a number of meaningful factors that could cause the Company’s actual results to vary materially from those indicated by such forward-looking statements. Meaningful factors which could cause actual results to differ from expectations include, but are not limited to, risks inherent to intellectual property, competition and pricing, as well as other factors discussed in the Company’s Securities and Exchange Commission filings. For other factors, reference is made to the discussion in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission.

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